EXHIBIT 15

Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

June 9, 2000

Commissioners:

    We are aware that our report dated May 11, 2000, except for the information in Note 2 as to which the date is May 30, 2000, on our review of the interim consolidated financial information of Intimate Brands, Inc. and Subsidiaries (the "Company") as of and for the thirteen-week period ended April 29, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's registration statements on Form S-3, Registration No. 333-78485, Form S-8, Registration Nos. 333-04921 and 333-04923. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

PricewaterhouseCoopers LLP